PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated August 9, 2005)	Reg. Statement No. 333-125861

REGENERX BIOPHARMACEUTICALS, INC.

2,591,952 Shares of Common Stock and Warrants to Purchase 907,182 Shares of Common Stock

We are offering 2,591,952 shares of our common stock, $0.001 par value per share, and warrants to purchase 907,182 shares of our common stock, to select accredited investors. In this offering, RBC Capital Markets Corporation is acting as our placement agent. The placement agent is not required to sell any minimum number or dollar amount of securities but will use its reasonable best efforts to sell the securities offered.

Our common stock is listed on the American Stock Exchange under the symbol “RGN.” The last reported sale price of our common stock on March 3, 2006 was $3.30 per share.

Before you invest, you should carefully read this prospectus supplement, the accompanying prospectus and all information incorporated by reference therein. These documents contain information you should consider when making your investment decision.

Investing in our common stock and warrants involves risks. See “Risk Factors” beginning on page S-2 of this prospectus supplement.

	Per Share or Per Warrant(1)	Total(1)
Public offering price of common stock	$2.81	$7,283,398
Public offering price of warrants(2)	$0.00	$0
Placement agent’s commission(3)	$0.20	$273,000
Total proceeds to us, before expenses	$2.61	$7,010,398

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(1)
Assumes that all 2,591,952 shares of common stock and all 907,182 warrants offered by this prospectus supplement are sold in this offering. There is no requirement that any minimum number of shares or dollar amount of common stock or warrants be sold in this offering and there can be no assurance that we will sell all or any of the securities being offered.

(2)	The exercise price of the warrants is $4.06 per share.

(3)	No commissions are to be paid on 1,204,053 shares sold to certain investors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The closing of this offering is subject to certain conditions, including the approval by the American Stock Exchange for the listing of the shares of common stock and the approval by the Corporate Financing Department of the National Association of Securities Dealers, Inc. We expect this transaction to close on or before March 15, 2006 and to deliver the shares of common stock and warrants to investors on or about March 15, 2006.

RBC CAPITAL MARKETS CORPORATION

This date of this prospectus supplement is March 6, 2006.

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ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing information to you about our company and this offering of shares of our common stock and warrants in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters relating to us. The second part is the accompanying prospectus, which provides more general information about securities that we may offer from time to time, some of which may not apply to this offering.

We urge you to read this prospectus supplement carefully, including the accompanying prospectus and the documents incorporated by reference, including the risk factors and our consolidated financial statements and the notes to those statements. You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. If the description varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. We have not, and the placement agent has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted. You should assume that information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement, the accompanying prospectus or the date of the document incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless we state otherwise or the context indicates otherwise, references to “RegeneRx”, “Company”, “we”, “us” and “our” in this prospectus supplement and the accompanying prospectus refer to RegeneRx Biopharmaceuticals, Inc.

This offering of common stock and warrants is being made under a registration statement that we filed with the Securities and Exchange Commission under which we may sell common stock and warrants, in one or more offerings, up to a total dollar amount of $60.0 million. After completion of this offering, we may offer under this registration statement approximately $49.0 million in one or more offerings of common stock or warrants.

We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this document is accurate only as of the date of this document.

We are not making any representation to you regarding the legality of an investment in the common stock and warrants by you under applicable law. You should consult with your own advisors as to the legal, tax, business, financial and related aspects of a purchase of the common stock and warrants.

NOTICE TO SWITZERLAND INVESTORS

The shares offered pursuant to this prospectus will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public

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offering prospectus as that term is understood pursuant to Art. 652a or Art. 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares being offered pursuant to this prospectus on the SWX Swiss Exchange or on any other regulated securities market, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the relevant listing rules. The shares being offered pursuant to this prospectus have not been registered with the Swiss Federal Banking Commission as foreign investment funds, and the investor protection afforded to acquirers of investment fund certificates does not extend to acquirers of securities. Investors are advised to contact their legal, financial or tax advisers to obtain an independent assessment of the financial and tax consequences of an investment in the shares.

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THE OFFERING

Securities we are offering	2,591,952 shares of common stock; warrants to purchase 907,182 shares of common stock issuable upon exercise of the warrants

Common stock to be outstanding after this offering	40,246,765 shares(1)

Risk Factors	See “Risk Factors” beginning on page S-2 for a discussion of factors that you should read and consider before investing in our securities.

American Stock Exchange Symbol	RGN

Use of Proceeds
We intend to use the net proceeds from the sale of any of the securities for working capital and for general corporate purposes, which may include, among other things, the funding of both ongoing and planned research and development activities. See “Use of Proceeds” on page S-10 of this prospectus supplement.

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(1) The number of shares to be outstanding after this offering is based upon the number of shares outstanding as of March 1, 2006. Unless we specifically state otherwise, the share information in this prospectus supplement: (i) excludes 2,620,000 shares of common stock reserved for issuance upon exercise of stock options granted under our Amended and Restated 2000 Stock Option and Incentive Plan; (ii) excludes 1,521,026 shares of common stock reserved for issuance upon exercise of outstanding warrants; and (iii) assumes no exercise of the warrants offered hereby.

RISK FACTORS

An investment in our securities involves a high degree of risk. In considering whether to purchase the securities, you should carefully consider all the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In addition, you should carefully consider the risk factors described below related to this offering and an investment in our securities. If any of the following risks occur, our business could be harmed. In that case, the trading price of our common stock and the value of the warrants offered herby could decline and you might lose all or part of your investment.

Risks Related to Our Business

We expect to incur losses in the future, we may not achieve or maintain profitability, and we have no marketable products.

We had net losses from inception in 1982, and our accumulated deficit was $45.8 million as of September 30, 2005. We will continue to spend significant amounts of money on our efforts to discover and develop commercially viable drugs. As a result, we expect to continue to incur losses in 2006 and in future periods as well.

We anticipate that our drug discovery and development efforts will increase as we focus on the studies, including pre-clinical tests and clinical trials prior to seeking regulatory approval, that are required before we can commercialize a drug product. The development of drug products will require us to spend significant funds on research, development, testing, obtaining regulatory approvals, manufacturing and marketing. To date, we do not have any drug products that have generated revenues and we cannot assure you that we will generate revenues from the drug candidates that we license or develop for several years, if ever. We cannot be certain whether or when we will achieve profitability because of the significant uncertainties relating to our ability to generate commercially successful drug products. Even if we were successful in obtaining regulatory approvals for manufacturing and commercializing our drug candidates, we expect that we will continue to incur losses if our drug products do not generate significant revenues. If we achieve profitability we may not be able to sustain or increase profitability.

We have limited capital resources, which may limit our planned operations.

We believe new capital resources will be required to continue our independent development efforts. The actual amount of funds that we will need will be determined by many factors, some of which are beyond our control. These factors include the success of our research and development efforts, the status of our non-clinical and clinical testing, the costs relating to securing approvals of the United States Food and Drug Administration, or the “FDA,” and other regulatory authorities, the costs and timing of obtaining new patent rights, regulatory changes, competition and technological developments in the market. We do not have any committed sources of outside capital at this time. It is uncertain whether we will be able to obtain outside capital when we need it or on terms that would be acceptable. If we are unable to obtain outside capital when needed, in the amount needed, our business and future prospects will be adversely affected and we could be forced to suspend or discontinue operations.

Potential sources of outside capital include entering strategic business relationships, public or private sales of shares of our capital stock or debt or other similar arrangements. If we raise additional capital through strategic business relationships, such as through collaborations and licensing arrangements, we may give up valuable rights in intellectual property and the value of our interest in the licensed products could be negatively impacted by competing strategic and financial interests of our collaborators or licensees. If we engage in collaborations, we may receive lower consideration upon commercialization of such products than if we had not entered into such arrangements, or if we had entered into such arrangements at later stages in the product development process. If we raise funds by selling additional shares of our common stock or securities convertible into our common stock, the ownership interest of our existing stockholders will be diluted.

We have limited expertise with and capacity to conduct pre-clinical testing and clinical trials, and our dependence on other parties could result in delays in and additional costs for our drug development efforts.

We have only limited experience with clinical trials, formulation, manufacturing and commercialization of drug products. We also have limited internal resources and capacity to perform pre-clinical testing and clinical trials. As a result, we have engaged and intend to continue engaging contract research organizations, or “CROs”, to perform pre-clinical testing and clinical trials for drug candidates that we choose to develop without a collaborator. If the CROs that we hire to perform our pre-clinical testing and clinical trials or our collaborators or licensees do not meet deadlines, do not follow proper procedures, or a conflict arises between us and our CROs, our pre-clinical testing and clinical trials may take longer than expected, may be delayed or may be terminated. If we were forced to find a replacement entity to perform any of our pre-clinical testing or clinical trials, we may not be able to find a suitable entity on favorable terms, or at all. Even if we were able to find another company to perform a pre-clinical test or clinical trial, the delay in the test or clinical trial may result in significant expenditures. Events such as these may result in delays in our obtaining regulatory approval for our drug candidates or our ability to commercialize our products and could result in increased expenditures that would adversely affect our operating results.

In addition, for some of our drug candidates, we plan to contract with collaborators or licensees to advance those candidates through later-stage, more expensive clinical trials, rather than invest our own resources to perform these clinical trials. Depending on the terms of our agreements with these collaborators or licensees, we may not have any control over the conduct of these clinical trials, and in any event we would be subject to the risks associated with depending on collaborators or licensees to develop these drug candidates.

We are exposed to product development risk and may not be able to develop a marketable product.

We are still in the early stages of the development of our pharmaceutical products. Presently, we do not have any products that have received regulatory approval, do not expect to have any such products for several years and may never successfully develop or commercialize any such products. Our proposed products are subject to numerous risks associated with the development of medical products. These risks include the possibilities that any of our products could be found to be ineffective or toxic, or could fail to receive necessary regulatory approvals. In addition, our products could face obsolescence if third parties develop superior or equivalent but less expensive products.

Our drug candidates are based on Thymosin beta 4 (Tβ4), which must be proven effective in order for us to develop marketable products.

Our primary business focus is the development of Tβ4 for the treatment of multiple indications including epidermal wounds, myocardial infarctions (heart attacks), and ophthalmic indications. While we have in the past explored and may in the future explore the use of other compounds for the treatment of other medical conditions, we presently have no immediate plans to develop products with another compound. This lack of product diversification would have a material adverse affect, if we are unsuccessful in our efforts to commercialize Tβ4.

We depend on third parties for supply of raw materials, the loss of which could adversely impact our clinical development program.

We depend on outside vendors for the supply of Tβ4. While there are numerous vendors who can manufacture Tβ4 to our specifications, our ability to obtain Tβ4 at an affordable cost or in a timely manner could be affected by various factors outside of our control, including the availability of certain chemicals necessary for manufacturing Tβ4. If we are not able to obtain sufficient supplies of Tβ4 in a timely fashion, our clinical development program will be adversely impacted.

We rely on Dr. Goldstein, Mr. Finkelstein, and other key personnel to execute our business strategy. If anyone of these individuals becomes unable to perform their responsibilities, our operations will be adversely impacted.

Our success will depend to a large extent on the abilities and continued service of Dr. Goldstein and Mr. Finkelstein. The loss of Dr. Goldstein or Mr. Finkelstein could prevent or significantly delay the achievement of our goals. We have employment agreements with Dr. Goldstein and Mr. Finkelstein. We do not maintain, however, a key man life insurance policy with respect to Dr. Goldstein or Mr. Finkelstein. As we grow, we will need to add additional management and other personnel. Competition for qualified personnel in our industry is intense, and our success will depend on our ability to attract and retain highly skilled personnel. Our efforts to obtain or retain such personnel may not be successful.

If our NIH License is terminated, it would have a material adverse effect on our ability to conduct our business.

We received an exclusive world-wide license to intellectual property discovered at the NIH pertaining to wound healing and tissue repair. This license terminates upon the last to expire of the patent applications that are filed in connection with the license. This license requires us to pay a minimum annual royalty to the NIH plus certain other royalties upon the sale of products created by the intellectual property granted under the license. We rely on this license for a significant portion of our business. The loss of this license would adversely affect our ability to conduct our operations, which would have a material adverse affect on our financial conditions and results of operations.

We are subject to competition from companies with greater resources, and may not be able to successfully compete.

We are engaged in a business that is highly competitive. Research and development activities for the development of drugs to treat patients with cystic fibrosis, septic shock, myocardial infarctions (heart attacks), and non-healing wounds are being sponsored or conducted by private and public institutions and by major pharmaceutical companies located in the United States and a number of foreign countries. Most of these companies and institutions have financial and human resources that are substantially greater than ours, and that have extensive experience in conducting research and development activities and clinical testing and in obtaining the regulatory approvals necessary to market pharmaceutical products. With respect to wound healing, Johnson & Johnson is marketing Regranex(tm) for this purpose in patients with diabetic foot ulcers. Other companies, such as Novartis, are developing and marketing artificial skins which could compete with our products in certain wound healing areas.

Moreover, wound healing is a large and highly fragmented marketplace attracting many companies, large and small, to develop products for treating acute and chronic wounds. Further, most large pharmaceutical companies and many smaller biomedical companies are vigorously pursuing therapeutics to treat patients after heart attacks.

We may be unable to obtain adequate product liability insurance, without which we may become exposed to potential claims.

Our business exposes us to the risk of product liability claims that is inherent in the testing, manufacturing, and marketing of drugs. Although we have product liability and clinical trial liability insurance that we believe is appropriate, this insurance is subject to deductibles and coverage limitations. We may not be able to obtain or maintain adequate protection against potential liabilities. In addition, if any of our product candidates are approved for marketing, we may seek additional insurance coverage. If we are unable to obtain insurance at acceptable cost or on acceptable terms with adequate coverage or otherwise protect against potential product liability claims, we will be exposed to significant liabilities. These liabilities could prevent or interfere with our product commercialization efforts. Defending a suit, regardless of merit, could be costly, could divert management attention and might result in adverse publicity or reduced acceptance of our products in the market.

We may be unable to obtain product reimbursement by third parties, thereby hindering our ability to generate revenue.

In addition to obtaining regulatory approval, the successful commercialization of certain of our products may depend on our ability to obtain reimbursement for the cost of the product and treatment. Government authorities, private health insurers and other organizations, such as health maintenance organizations, are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed health care in the United States, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of healthcare services and products, resulting in lower prices and reducing demand for our products, if and when developed. The cost containment measures that healthcare providers are instituting and any healthcare reform could affect our ability to sell our products and may have a material adverse effect on our operations. We cannot assure that reimbursement in the United States or foreign countries will be available for any of our products, that any reimbursement granted will be maintained, or that limits on reimbursement available from third-party payors will not reduce the demand for, or the price of, our products. The lack or inadequacy of third-party reimbursements for certain of our products, decrease the potential profitability of our operations. We cannot forecast what additional legislation or regulation relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future, or what effect the legislation or regulation would have on our business.

We may take longer to complete our clinical trials than we project, or we may not be able to complete them at all, which could result in additional cost or failure to commercialize our drug candidates.

A number of factors, including unexpected delays in the initiation of clinical sites, slower than projected enrollment, competition with ongoing clinical trials and scheduling conflicts with participating clinicians, regulatory requirements, limits on manufacturing capacity and failure of a product candidate to meet required standards for administration to humans may cause significant delays in the completion of our clinical trials. In addition, it may take longer than we project to achieve study endpoints and complete data analysis for a trial. We may not complete our clinical trials when or as projected or commence or complete clinical trials involving any of our other product candidates as projected or may not conduct them successfully.

We rely on academic institutions, physician practices and clinical research organizations to conduct, supervise or monitor some or all aspects of clinical trials involving our product candidates. We have less control over the timing and other aspects of these clinical trials than if we conducted the monitoring and supervision entirely on our own. Third parties may not perform their responsibilities for our clinical trials on our anticipated schedule or consistent with a clinical trial protocol or applicable regulations. We also rely on clinical research organizations to perform much of our data management and analysis. They may not provide these services as required or in a timely manner.

If we fail to complete or if we experience material delays in completing our Phase II trials as currently planned, or we otherwise fail to commence or complete, or experience delays in, any of our other present or planned clinical trials, our ability to conduct our business as currently planned could materially suffer. Our development costs will increase if we experience any future delays in our clinical trials or if we need to perform more or larger clinical trials than we currently plan. If the delays or costs are significant, our financial results and our ability to commercialize our product candidates will be adversely affected.

We are subject to government regulation, which may hinder or prevent our ability to commercialize our drug candidates.

Products that we may develop will require regulatory approvals prior to sale. In particular, therapeutic agents and diagnostic products are subject to approval, prior to commercial marketing, by the FDA in the United States and by comparable agencies in most foreign countries. The process of obtaining FDA and corresponding foreign approvals is costly and time consuming and such approvals may not be granted. Any failure to obtain or any delay in obtaining such approvals could decrease our ability to successfully market any products developed. Also, we cannot predict the extent of adverse government regulation that might arise from future legislative or administrative action.

Risks Related to Our Intellectual Property

We may be unable to obtain our intellectual property rights, which could erode our ability to establish a competitive market position.

Our success also will depend in substantial part on our ability to obtain patents, maintain trade secrets and operate without infringing upon the proprietary rights of others, both in the United States and abroad. Pursuant to a research agreement with The George Washington University, we have rights to two United States patents relating to the treatment of septic shock. We also own patents related to the use of Tβ4, among other thymosins, for the stimulation of hair growth. We cannot assure you that any patent applications filed by us, or by others under which we have rights, will result in patents being issued in the United States or foreign countries.

Pursuant to an exclusive world-wide license from the National Institute of Health, or the “NIH”, we have exclusive rights under patent applications filed by the NIH for the use of Tβ4 in the treatment of non-healing wounds. The first patents related to these applications, have been granted by the European Patent Office and in Australia, however, we cannot guarantee whether or when the additional patents will be issued or as to the scope of the patents issued. Our ability to commercialize Tβ4 as a wound-healing treatment could be substantially limited based on whether patents are issued from NIH’s applications and the claims related thereto.

We may be unable to adequately protect or enforce our proprietary information, which may result in its unauthorized use, a loss of revenue under a collaboration agreement or loss of sales to generic versions of our products or otherwise reduce our ability to compete.

Our business and competitive position depend in part upon our ability to protect our proprietary technology, including any drug products that we create. Despite our efforts to protect this information, unauthorized parties may attempt to obtain and use information that we regard as proprietary. Any patents issued in connection with our drug discovery efforts may not be broad enough to protect all of the potential uses of the product.

Our means of protecting our proprietary rights may not be adequate, and our competitors may:

•	independently develop substantially equivalent proprietary information, products and techniques;

•	otherwise gain access to our proprietary information; or

•	design around patents issued to us or our other intellectual property.

While we require that our employees, consultants and advisors execute proprietary information and invention agreements when they begin working for us, these agreements may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure. If we fail to maintain trade secret and patent protection, our potential, future revenues may be decreased.

If the effective term of our patents is decreased due to changes in the United States patent laws or if we need to refile some of our patent applications, the value of our patent portfolio and the revenues we derive from it may be decreased.

The value of our patents depends in part on their duration. A shorter period of patent protection could lessen the value of our rights under any patents that we obtain and may decrease the revenues we derive from our patents. The United States patent laws were amended in 1995 to change the term of patent protection from 17 years from patent issuance to 20 years from the earliest effective filing date of the application. Because the time from filing to issuance of biotechnology applications may be more than three years depending on the subject matter, a 20-year patent term from the filing date may result in substantially shorter patent protection. This would shorten our period of patent exclusivity and may decrease the revenues that we might derive from the patents.

International patent protection is particularly uncertain and costly, and if we are involved in opposition proceedings in foreign countries, we may have to expend substantial sums and management resources.

Biotechnology and pharmaceutical patent law outside the United States is even more uncertain and costly than in the United States and is currently undergoing review and revision in many countries. Further, the laws of some foreign countries may not protect our intellectual property rights to the same extent as United States laws. For example, certain countries do not grant patent claims that are directed to the treatment of humans. We may participate in opposition proceedings to determine the validity of our foreign patents or our competitors’ foreign patents, which could result in substantial costs and diversion of our efforts.

Risks Related to this Offering and Our Securities

Our stock price is highly volatile, and therefore purchasers of our common stock could incur substantial losses.

The market prices and trading volumes for securities of biopharmaceutical and biotechnology companies, including ours, have historically been, and will likely continue to be, highly volatile. The stock market in general and the market for biotechnology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The price for our common stock may be influenced by many factors, including:

•	results of our clinical trials, and our ability to achieve regulatory approval;

•	failure of any of our product candidates, if approved, to achieve commercial success;

•	regulatory developments in the United States and foreign countries;

•	developments or disputes concerning patents or other proprietary rights;

•	ability to manufacture our products to commercial standards;

•	public concern over our products;

•	future litigation;

•	the departure of key personnel;

•	future sales of our common stock;

•	variations in our financial results;

•	investors’ perceptions of us; and

•	general economic, industry and market conditions.

We have never paid dividends on our common stock.

Since our inception in 1982, we have not paid cash dividends on our common stock and we do not intend to pay cash dividends in the foreseeable future due to our limited funds for operations. Therefore, any return on your investment would come only from an increase in the market value of our common stock.

Control by our executive officers and directors will limit your ability to influence the outcome of matters requiring stockholder approval and could discourage a potential acquisition by third parties.

As of March 1, 2006, our executive officers, directors and 5% or greater stockholders together controlled approximately 55% of the outstanding shares of our common stock. These stockholders, acting together, are in a position to influence and possibly control most matters submitted for approval by our stockholders, including the election of directors and the approval of mergers and other business combination transactions. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discourage a potential acquirer from attempting to obtain control of us, which in turn could have an adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the market price for their shares of our common stock.

We may issue additional shares that may cause dilution.

Our certificate of incorporation permits our board of directors, without stockholder approval, to:

•	authorize the issuance of additional common or preferred stock in connection with future equity offerings, acquisitions of securities or other assets of companies; and

•	classify or reclassify any unissued preferred stock and to set the preferences, rights and other terms of the classified or reclassified shares, including the issuance of shares of preferred stock that have preference rights over the common stock with respect to dividends, liquidation, voting and other matters.

We may be unable to maintain the standards for listing on the American Stock Exchange, which could adversely affect the liquidity of our common stock and could subject our common stock to the “penny stock” rules.

Our common stock is currently listed on the American Stock Exchange. There are several requirements that we must satisfy in order for our common stock to continue to be listed on the American Stock Exchange. In the future, we may not comply with all of these listing requirements, which might result in the delisting of our common stock. Delisting from the American Stock Exchange could adversely affect the liquidity and the price of our common stock and could have a long-term adverse impact on our ability to raise future capital through a sale of shares of our common stock.

If our common stock were delisted, our common stock would be traded on an electronic bulletin board established for securities that are not traded on a national securities exchange, Nasdaq or traded in quotations published by the National Quotation Bureau, Inc., commonly referred to as the “pink sheets.” If this occurs, it could be difficult to sell our securities or obtain the same level of market information as to the price of shares of our common stock as is currently available.

If our common stock were delisted and determined to be a “penny stock,” a broker-dealer may find it more difficult to trade our common stock and an investor may find it more difficult to acquire or dispose of our common stock in the secondary market.

In addition, if our common stock were delisted, it may be subject to the so-called “penny stock” rules. The SEC has adopted regulations that define a “penny stock” to be any equity security that has a market price per share of less than $5.00, subject to certain exceptions, such as any securities listed on a national securities exchange or quoted on Nasdaq. For any transaction involving a “penny stock,” unless exempt, the rules impose additional sales practice requirements on broker-dealers, subject to certain exceptions.

If our common stock were delisted and determined to be a “penny stock,” a broker-dealer may find it more difficult to trade our common stock and an investor may find it more difficult to acquire or dispose of our common stock in the secondary market.

The exercise of options and warrants and other issuances of shares of common stock will likely have a dilutive effect on our stock price.

As of March 1, 2006, there were outstanding options to purchase an aggregate of 2,620,000 shares of our common stock at prices ranging from $0.28 per share to $3.21 per share, of which options to purchase approximately 1,286,183 shares were exercisable as of such date. As of March 1, 2006, there were outstanding warrants to purchase 1,521,026 shares of our common stock, at a weighted average exercise price of $1.82.

The exercise of options and warrants at prices below the market price of our common stock could adversely affect the price of shares of our common stock. Additional dilution may result from the issuance of shares of our capital stock in connection with collaborations or manufacturing arrangements or in connection with other financing efforts.

The issuance of additional shares of our common stock could be dilutive to stockholders if they do not invest in future offerings. Moreover, to the extent that we issue options or warrants to purchase our common stock in the future and those options or warrants are exercised or we issue restricted stock, stockholders may experience further dilution. Holders of shares of our common stock have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series.

Our certificate of incorporation and Delaware law contain provisions that could discourage a takeover and entrench management.

Our certificate of incorporation provides our board of directors the power to issue shares of preferred stock without stockholder approval. This preferred stock could have voting rights, including voting rights that could be superior to that of our common stock. In addition, Section 203 of the Delaware General Corporation Law contains provisions that impose restrictions on stockholder action to acquire control of us. The effect of these provisions of our certificate of incorporation and Delaware law make it more difficult to remove management and could discourage third parties from seeking to obtain control, even though the price at which such third parties seek to acquire our common stock is in excess of the market price for our stock.

USE OF PROCEEDS

We estimate that the net proceeds of this offering, after deducting the placement agent fee and the estimated offering expenses payable by us, will be $6,940,398.00.

We intend to use the net proceeds from the sale of any of the securities for working capital and for general corporate purposes, which may include, among other things, the funding of both ongoing and planned research and development activities.

The foregoing discussion represents our best estimate of the use of the net proceeds of the offering based upon our current plans. Actual expenditures may vary from these estimates and we may find it necessary or advisable to use the net proceeds as described above for other purposes.

DILUTION

Purchasers of shares of our common stock offered by this prospectus supplement and the accompanying prospectus will suffer immediate and substantial dilution in the net tangible book value per share. Our net tangible book value as of September 30, 2005 was approximately $8,543,213.00, or approximately $0.23 per share of common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding as of September 30, 2005.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately after this offering. After giving effect to our sale of 2,591,952 shares of common stock in this offering at the public offering price of $2.81 per share, and after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of September 30, 2005 would have been approximately $15,483,611.00, or $0.39 per share. This represents an immediate increase in net tangible book value of $0.16 per share of common stock to existing shareholders and an immediate dilution of ($2.42) per share of common stock to purchasers of common stock in this offering.

Public offering price per share	$2.81
Net tangible book value per share as of September 30, 2005	$0.23
Increase in net tangible book value	$0.16
Net tangible book value per share as of September 30, 2005 after giving effect to this offering	$0.39
Dilution in net tangible book value per share to new investors	($2.42)

The foregoing does not take into account further dilution to new investors that could occur upon the issuance of additional shares of common stock, the exercise of outstanding warrants and the exercise of outstanding options granted under our equity compensation plans.

PLAN OF DISTRIBUTION

We have entered into an agreement, dated January 18, 2006, with RBC Capital Markets Corporation, or “RBC”. Subject to the terms and conditions set forth in the agreement, RBC has agreed to act as our placement agent in connection with this offering. RBC is not purchasing any shares of common stock or warrants offered by this prospectus supplement or the accompanying prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of the shares of common stock or warrants, but has agreed to use reasonable efforts to arrange for the sale of all of the securities offered.

There is no requirement that any minimum number of shares or dollar amount of shares of common stock or warrants be sold in this offering and there can be no assurance that we will sell all or any of the shares or warrants being offered.

The agreement with RBC provides that the obligations of the investors are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business, the receipt of certain opinions, letters and certificates from our counsel, our independent auditors and us and receipt of the approval by the American Stock Exchange for the listing of the shares of common stock and the approval of the Corporate Financing Department of the National Association of Securities Dealers, Inc.

Confirmations and definitive prospectuses will be distributed to all investors who agree to purchase the shares of common stock, informing investors of the closing date as to such shares. We currently anticipate that closing of this offering will take place on or about March 15, 2006. Investors will also be informed of the date on which they must transmit the purchase price into the designated account.

We have agreed to pay RBC a commission equal to 7% of the gross proceeds of the sale of our securities in this offering, exclusive of any proceeds from the sale of securities to certain investors. In addition, we have granted RBC the option to participate in any additional investment banking services including, but not limited to, raising private equity or debt, a merger with, sale to, or acquisition of another, or a public offering of equity or debt for a period of six months from the closing date of this offering.

RBC proposes to arrange or the sale to one or more purchasers of the securities offered pursuant to this prospectus supplement and the accompanying prospectus directly through a purchase agreement between the purchasers and us.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the placement agent agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

The securities purchase agreement and the form of warrant with investors in this offering will be included as exhibits to the Company’s Current Report on Form 8-K that will be filed with the Securities and Exchange Commission prior to the consummation of this offering.

RBC has informed us that it will not engage in overallotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

The transfer agent for our common stock is American Stock Transfer and Trust Company.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC. This prospectus supplement and accompanying prospectus, which are part of the registration statement, do not contain all the information included in the registration statement. Because some information is omitted, you should refer to the registration statement and its exhibits. For example, the descriptions in the prospectus supplement and accompanying prospectus regarding the contents of any contract or other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. For copies of actual contracts of documents referred to in this prospectus, you should refer to the exhibits attached to the registration statement. You may review a copy of the registration statement, including the attached exhibits and schedule, at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

PROSPECTUS

$60,000,000

REGENERX BIOPHARMACEUTICALS, INC.

Common Stock
Warrants

We may offer from time to time common stock and warrants to purchase common stock. We will offer these securities in amounts, at prices and on terms to be determined by market conditions at the time of the offering. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock is quoted on the American Stock Exchange under the symbol “RGN.” We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system, or over-the-counter market. If we decide to seek listing of any such securities, a prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed. Our principal executive offices are located at 3 Bethesda Metro Center, Suite 630, Bethesda, Maryland, 20814, and our telephone number is (301) 280-1992.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

An investment in these securities involves a high degree of risk. See “Risk Factors” beginning on page 2.

The date of this prospectus is August 9, 2005.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing the “shelf” registration process. Under this shelf registration statement, we may sell, either separately or together, common stock and warrants to purchase common stock in one or more offerings. The aggregate amount of securities that we may offer under the registration statement is $60,000,000, denominated in U.S. dollars or the equivalent in foreign currencies, currency units or composite currencies.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

The words “we,” “our,” “us” and “RegeneRx” refer to RegeneRx Biopharmaceuticals, Inc., unless we indicate otherwise.

RISK FACTORS

An investment in RegeneRx common stock is risky. You should carefully consider the following risks, as well as the other information contained in this prospectus. If any of the following risks occur, the RegeneRx business could be harmed. In that case, the trading price of RegeneRx common stock could decline and you might lose all or part of your investment.

Risks Related to RegeneRx’s Business

RegeneRx has No Marketable Products

RegeneRx has sustained operating losses since its inception in 1982. It believes these losses will continue until it develops a marketable product and obtains regulatory clearance for its sale and distribution. To date, RegeneRx has not developed a marketable product and there can be no assurance that RegeneRx will be successful in its product development efforts. As of March 31, 2005, RegeneRx had an accumulated deficit of $43,403,952. RegeneRx anticipates substantial and increasing operating losses over the next several years as it continues its research and development efforts and seeks to obtain regulatory approval of its products. Therefore, RegeneRx’s ability to continue operations depends on its ability to secure product development and general operating capital, develop an efficacious product(s), obtain regulatory clearance and ultimately market such products.

There Are Uncertainties Related to the Limited Capital Resources of RegeneRx

Although no assurance can be given, RegeneRx believes that its current cash and investment balances will be sufficient to meet RegeneRx’s operating needs through at least the second quarter of 2006. The cost of research and development and additional clinical trials will require additional capital after that time and could require additional capital before that time. The actual amount of funds that RegeneRx will need will be determined by many factors, some of which are beyond RegeneRx’s control. These factors include the success of its research and development efforts, the status of its non-clinical and clinical testing, the costs relating to securing approvals of the U.S. Food and Drug Administration and other regulatory authorities, the costs and timing of obtaining new patent rights, regulatory changes, competition and technological developments in the market.

Potential sources of outside capital include entering strategic business relationships, public or private sales of shares of RegeneRx’s capital stock or debt or other similar arrangements. RegeneRx does not have any committed sources of outside capital at this time. It is uncertain whether RegeneRx will be able to obtain outside capital when it needs it or on terms that would be acceptable. If RegeneRx raises funds by selling additional shares of its common stock or securities convertible into its common stock, the ownership interest of its existing stockholders will be diluted. If RegeneRx is unable to obtain outside capital when needed, in the amount needed, its business and future prospects would be adversely affected and it could be forced to suspend or discontinue operations.

RegeneRx is Exposed To Product Development Risk

RegeneRx is still in the early stages of the development of its pharmaceutical products. Presently, RegeneRx does not have any products that have received regulatory approval, does not expect to have any such products for several years and may never successfully develop or commercialize any such products. RegeneRx’s proposed products are subject to numerous risks associated with the development of medical products. These risks include the possibilities that any of RegeneRx’s products could be found to be ineffective or toxic, or could fail to receive necessary regulatory approvals. In addition, RegeneRx’s products could face obsolescence if third parties develop superior or equivalent but less expensive products.

RegeneRx is Subject to Government Regulation

Products that RegeneRx may develop will require regulatory approvals prior to sale. In particular, therapeutic agents and diagnostic products are subject to approval, prior to commercial marketing, by the FDA in the United States and by comparable agencies in most foreign countries. The process of obtaining FDA and corresponding foreign approvals is costly and time consuming and RegeneRx cannot assure that such approvals will be granted. Any failure to obtain or any delay in obtaining such approvals could decrease the ability of RegeneRx to successfully market any products developed. Also, RegeneRx cannot predict the extent of adverse government regulation that might arise from future legislative or administrative action.

RegeneRx is Dependent Upon Proving Efficacy with Thymosin Beta 4 as a Healing Agent

RegeneRx’s primary business focus is the development of Thymosin beta 4 for the treatment of multiple indications including: epidermal wounds, myocardial infarctions (heart attacks), and ophthalmic indications. While RegeneRx has in the past explored and may in the future explore the use of other compounds for the treatment of other medical conditions, it presently has no immediate plans to develop products with another compound. This lack of product diversification would have a material adverse affect on RegeneRx if it is unsuccessful in its efforts to commercialize Thymosin beta 4.

RegeneRx is Dependent on Collaborative Relationships

Prior to submitting a new drug application to the FDA, RegeneRx must conduct clinical trials. Because of its limited resources, RegeneRx will need to enter into collaborative relationships with larger partners to conduct certain such trials, whether involving Thymosin beta 4 or other substances, or raise additional funds to conduct these trials. RegeneRx also plans to contract with other companies to manufacture and market its products. RegeneRx may be unable to enter into such partnerships and that could impede its ability to bring products to market. RegeneRx cannot assure that any partnerships, if entered into, will be on favorable terms or will result in the successful development or marketing of RegeneRx’s products. If RegeneRx is unsuccessful in establishing advantageous clinical testing, manufacturing and marketing relationships, RegeneRx would face serious delays in development of its products and would likely not generate revenues sufficient to sustain profitability.

RegeneRx Depends on Third Parties For Supply of Raw Materials

RegeneRx depends on outside vendors for the supply of Thymosin beta 4. While there are numerous vendors who can manufacture Thymosin beta 4 to RegeneRx’s specifications, RegeneRx’s ability to obtain Thymosin beta 4 at an affordable cost or in a timely manner could be affected by various factors outside RegeneRx’s control, including the availability of certain chemicals necessary for manufacturing Thymosin beta 4.

RegeneRx Relies upon Dr. Goldstein, Mr. Finkelstein, and Other Key Personnel

RegeneRx’s success will depend to a large extent on the abilities and continued service of Dr. Goldstein and Mr. Finkelstein. The loss of Dr. Goldstein or Mr. Finkelstein could prevent or significantly delay the achievement of RegeneRx’s goals. RegeneRx has employment agreements with Dr. Goldstein and Mr. Finkelstein. RegeneRx does not maintain, however, a key man life insurance policy with respect to Dr. Goldstein or Mr. Finkelstein. As RegeneRx grows, it will need to add additional management and other personnel. Competition for qualified personnel in RegeneRx’s industry is intense, and RegeneRx’s success will depend on its ability to attract and retain highly skilled personnel. RegeneRx cannot assure you that its efforts to obtain or retain such personnel will be successful.

RegeneRx May be Unable to Obtain and Protect Its Intellectual Property Rights

RegeneRx’s success also will depend in substantial part on its ability to obtain, defend and enforce patents, maintain trade secrets and operate without infringing upon the proprietary rights of others, both in the United States and abroad. Pursuant to a research agreement with The George Washington University, RegeneRx has rights to two U.S. patents relating to the treatment of septic shock. RegeneRx also owns patents related to the use of Thymosin beta 4, among other thymosins, for the stimulation of hair growth.

RegeneRx cannot assure you that any patent applications filed by RegeneRx, or by others under which RegeneRx has rights, will result in patents being issued in the United States or foreign countries. In addition, RegeneRx cannot guarantee that patents that have been or will be issued will afford meaningful protection for RegeneRx’s products. Competitors may develop products similar to RegeneRx’s that do not conflict with RegeneRx’s patents. Others may challenge RegeneRx’s patents and, as a result, RegeneRx’s patents could be narrowed or invalidated. RegeneRx cannot assure that it will be able to afford the legal costs associated with defending or enforcing any of its patents.

Pursuant to an exclusive world-wide license from the National Institute of Health, RegeneRx now has exclusive rights under patent applications filed by the NIH for the use of Thymosin beta 4 in the treatment of non-healing wounds. The first patent related to these applications was issued in Australia, however, RegeneRx cannot guarantee whether or when the additional patents will be issued or as to the scope of the patents issued. RegeneRx’s ability to commercialize Thymosin beta 4 as a wound-healing treatment could be substantially limited based on whether patents are issued from NIH’s applications and the claims related thereto.

RegeneRx Is Subject to Competition from Companies with Greater Resources

RegeneRx is engaged in a business that is highly competitive. Research and development activities for the development of drugs to treat patients with cystic fibrosis, septic shock, myocardial infarctions (heart attacks), and non-healing wounds are being sponsored or conducted by private and public institutions and by major pharmaceutical companies located in the United States and a number of foreign countries. Most of these companies and institutions have financial and human resources that are substantially greater than those of RegeneRx, and that have extensive experience in conducting research and development activities and clinical testing and in obtaining the regulatory approvals necessary to market pharmaceutical products. With respect to wound healing, Johnson & Johnson is marketing Regranex™ for this purpose in patients with diabetic foot ulcers. Other companies, such as Novartis, are developing and marketing artificial skins which could compete with RegeneRx’s products in certain wound healing areas. Moreover, wound healing is a large and highly fragmented marketplace attracting many companies, large and small, to develop products for treating acute and chronic wounds. Further, most large pharmaceutical companies and many smaller biomedical companies are vigorously pursuing therapeutics to treat patients after heart attacks.

RegeneRx May Be Unable to Obtain Adequate Product Liability Insurance

RegeneRx’s ability to proceed with human clinical trials for Thymosin beta 4 is dependent on its ability to obtain sufficient product liability insurance or to collaborate with corporate partners that have adequate insurance. In addition, the use of RegeneRx’s products, when and if developed and sold, will expose RegeneRx to the risk of product liability claims. Although RegeneRx intends to obtain product liability insurance coverage, it cannot guarantee that product liability insurance will continue to be available to it on acceptable terms, or at all, or that its coverage will be sufficient to cover all claims against it. A product liability claim, even one without merit or for which RegeneRx has substantial coverage, could result in significant legal defense costs, thereby exposing RegeneRx to expenses significantly in excess of its financial resources.

RegeneRx May Be Unable to Obtain Product Reimbursement by Third Parties

In addition to obtaining regulatory approval, the successful commercialization of certain of RegeneRx’s products may depend on its ability to obtain reimbursement for the cost of the product and treatment. Government authorities, private health insurers and other organizations, such as health maintenance organizations, are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed health care in the United States, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of healthcare services and products, resulting in lower prices and reducing demand for RegeneRx’s products, if and when developed. The cost containment measures that healthcare providers are instituting and any healthcare reform could affect RegeneRx’s ability to sell its products and may have a material adverse effect on its operations. RegeneRx cannot assure that reimbursement in the United States or foreign countries will be available for any of RegeneRx’s products, that any reimbursement granted will be maintained, or that limits on reimbursement available from third-party payors will not reduce the demand for, or the price of, its products. The lack or inadequacy of third-party reimbursements for certain of RegeneRx’s products decrease the potential profitability of its operations. RegeneRx cannot forecast what additional legislation or regulation relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future, or what effect the legislation or regulation would have on its business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make certain forward-looking statements in this prospectus and in the information incorporated by reference herein that are based upon our current expectations and projections about current events. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. The reader can identify these statements from our use of the words “may,” “could,” “should,” “will,” “would,” “hope,” “might,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “assume” and similar expressions. These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements and other information with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including our expectations and estimates with respect to our revenues, expenses, earnings, and capital and performance ratios.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, these statements involve risks and uncertainties that are subject to change based on various important factors (some of which are beyond our control). The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations and other forward-looking statements:

•	the strength of the United States economy in general and the strength of the regional and local economies within our markets;

•
geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad;

•	inflation, interest rate, market and monetary fluctuations;

•	technological changes;

•	changes in consumer spending and savings habits; and

•	regulatory or judicial proceedings.

If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus and in the information incorporated by reference herein. Therefore, we caution you not to place undue reliance on our forward-looking information and statements.

REGENERX BIOPHARMACEUTICALS, INC.

RegeneRx is a biopharmaceutical company developing Thymosin beta 4 as a platform technology for the treatment of acute and chronic wounds and for the treatment of a variety of human diseases involving tissue and organ repair under an exclusive world-wide license from the National Institute of Health. The Company holds several patents related to the technology and has over fifty world-wide patent applications pending. The company successfully completed a Phase I human clinical trial with Thymosin beta 4 that demonstrated its safety for use in the treatment of chronic dermal wounds and has initiated Phase II trials in patients with chronic pressure ulcers, epidermolysis bullosa, and venous stasis ulcers. In June of 2004, Thymosin beta 4 was designated an “Orphan Drug” by the FDA for the treatment of patients with epidermolysis bullosa, thus potentially extending the period of market exclusivity and allowing the company to be eligible for FDA grants and tax credits, among other benefits.

Thymosin beta 4 is a naturally occurring molecule present in virtually all human cells. Thymosin beta 4 represents a first-in-class wound healing drug and is different from other wound repair factors, such as growth factors, in that it has numerous mechanisms of action such as: promoting cell differentiation and movement, down-regulating a number of inflammatory molecules in the body, and turning on certain genes such as zyxin and laminin-5, both of which are important for cellular adhesion and cell migration, two key biological activities necessary for successful wound healing. A key mechanism of action is Thymosin beta 4’s ability to regulate the cell-building protein, actin, a vital component of cell structure. It has been the subject of a significant amount of research at the National Institute of Health and other academic institutions, and has been reported to be effective in the repair of dermal and corneal wounds in animal models under a variety of conditions. Recently, researchers at the University of Texas Southwestern Medical School in Dallas showed that administration of Thymosin beta 4 significantly reduced the amount of tissue damage in the hearts of mice that were subjected to induced myocardial infarctions (heart attacks), which is the first time Thymosin beta 4 has been shown to repair or prevent damage in a whole organ. The researchers showed that the animals receiving Thymosin beta 4 had significantly higher cardiac function and a significant reduction in scar tissue within the heart muscle following the heart attack.

RegeneRx’s business strategy is to use an outsourcing model, i.e., using outside independent contractors to perform research and development, product manufacturing and formulation, and clinical trials. This allows RegeneRx to spend capital in an efficient manner while maintaining flexibility. It also allows RegeneRx to take advantage of the capital markets by increasing expenditures as capital becomes more available and reducing such expenditures when the capital markets become tighter. RegeneRx’s business is highly dependent on the availability of capital to fund its operation, therefore access to such capital is very important to the timely success of product development.

In January 2004, RegeneRx entered into a strategic out-licensing agreement with Defiante Farmaceutica L.d.a. Defiante is obligated to develop Thymosin beta 4 in Europe and certain contiguous countries and has certain milestone and performance obligations. Defiante will also be obligated to purchase all Thymosin beta 4 exclusively from RegeneRx. Defiante Farmaceutica, L.d.a. is a wholly-owned subsidiary of Sigma-Tau Finanziaria S.p.A, the Group holding company. Sigma-Tau is a research-based Italian pharmaceutical company with annual revenues of approximately $1 billion (750 million Euros) and over 2,500 employees worldwide. Sigma-Tau has operating subsidiaries throughout Europe and the U.S. and maintains a presence in all of the world’s major pharmaceutical markets.

DESCRIPTION OF COMMON STOCK

This section of the prospectus documents the terms and provisions of our common stock. When we offer to sell shares of our common stock, we will describe the specific terms of the offering and the shares in a supplement to the prospectus.

We are authorized to issue up to 100,000,000 shares of common stock. As of April 26, 2005, we have 36,049,203 shares of our common stock issued and outstanding.

Each share of our common stock is entitled to one vote on all matters submitted to a vote at any meeting of shareholders. Holders of our common stock are entitled to receive dividends when, as, and if declared by our board of directors out of funds legally available therefore and, upon liquidation, to receive pro rata all of our assets, if any, available for distribution after the payment of creditors. American Stock Transfer and Trust Company is the transfer agent and registrar for our common stock.

The description of our common stock does not purport to be complete and is qualified in all respects by reference to our Certificate of Incorporation, Bylaws and the Delaware General Corporation Law. See “Where You Can Find More Information.”

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General. We may issue warrants for the purchase of common stock. We may issue warrants independently or together with common stock, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. We will indicate the name and address and other information regarding the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	the number of shares of common stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement an the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants. Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement.

Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. New York time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or port of the exercise price for warrants.

USE OF PROCEEDS

Unless we otherwise indicate in the applicable prospectus supplement, we currently intend to use the net proceeds from the sale of our securities to explore additional clinical trials for myocardial infarctions (heart attacks), ophthalmic indications and general corporate purposes. We are paying the expenses of registration of the shares being offered under this prospectus. We may set forth additional information on the use of net proceeds from the sale of the securities we offer under this prospectus in a prospectus supplement relating to the specific offering.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus through agents, underwriters, dealers or directly to purchasers.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time, or at negotiated prices.

For each series of securities, the applicable prospectus supplement will set forth the terms of the offering including:

•	the initial public offering price;

•	the names of any underwriters, dealers or agents;

•	the purchase price of the securities;

•	the proceeds from the sale of the securities to us;

•	any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

•	any discounts or concessions allowed or reallowed or repaid to dealers; and

•	the securities exchanges on which the securities will be listed, if any.

If we use underwriters in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law.

If we use dealers in the sale, we will sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. If we use agents in the sale, they will use their reasonable best efforts to solicit purchases for the period of their appointment. If we sell directly, no underwriters, dealers or agents would be involved. We are not making an offer of securities in any state that does not permit such an offer.

Underwriters, dealers and agents that participate in any distribution of securities may be deemed to be underwriters as defined in the Securities Act of 1933. Any discounts, commissions or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act of 1933. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act of 1933, or to contribute with respect to payments that they may be required to make.

We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

The securities may be new issues of securities with no established trading market and, unless otherwise specified in the applicable prospectus supplement, will not be listed on any exchange. It has not presently been established whether the underwriters, if any, of the securities will make a market in the securities. If the underwriters make a market in the securities, such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC. This prospectus, which is part of the registration statement, does not contain all the information included in the registration statement. Because some information is omitted, you should refer to the registration statement and its exhibits. For example, the descriptions in the prospectus regarding the contents of any contract or other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. For copies of actual contracts of documents referred to in this prospectus, you should refer to the exhibits attached to the registration statement. You may review a copy of the registration statement, including the attached exhibits and schedule, at the SEC’s public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

LEGAL MATTERS

Patton Boggs LLP will pass upon the validity of the shares of common stock and certain other legal matters in connection with this offering.

EXPERTS

The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-KSB for the year ended December 31, 2004 have been audited by Reznick Group, P.C., independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” into this prospectus certain information we filed with the SEC, which means that we are disclosing important information to you by referring you to other documents that we filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. These documents contain important information about us. We incorporate by reference the documents listed below any future filings we make with the SEC under Sections 13(a), 13 (c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the time all of the securities offered by this prospectus are sold:

•	Our Annual Report on Form 10-KSB for the year ended December 31, 2004 filed with the SEC on March 31, 2005, including any amendment filed for the purpose of updating such Annual Report;

•
Our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2005, filed with the SEC on May 16, 2005, August 13, 2004 and November 15, 2004, respectively, including any amendments filed for purposes of updating such Quarterly Reports; and

•	Our Current Reports on form 8-K filed with the SEC on January 6, 2005, March 22, 2005, April 1, 2005, April 10, 2005 and June 1, 2005.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

RegeneRx Biopharmaceuticals, Inc., 3 Bethesda Metro Center, Suite 630, Bethesda, Maryland 20814, Attention: Shareholders’ Relations, and our telephone number is (301) 280-1992.

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Delaware General Corporations Law and our certificate of incorporation and bylaws provide for indemnification of our directors and officers for liabilities and expenses that they may incur in such capacities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

You should rely only on the information incorporated by reference or contained in this prospectus or any supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus or any supplement that may have a later date. The selling stockholders are not making an offer of the common stock in any state where the offer is not permitted.

We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

REGENERX BIOPHARMACEUTICALS, INC.

$60,000,000
Common Stock
Warrants

PROSPECTUS

August 9, 2005